December 11, 1996






Board of Directors
JP Investment Grade Bond Fund, Inc.
P.O. Box 21008
Greensboro, NC  27420


The Board of Trustees
Oppenheimer Variable Account Funds
3410 South Galena Street
Denver, Colorado  80231

Directors/Trustees:

     This letter responds to your request for our opinion concerning the federal income tax consequences of the proposed reorganization transaction by and between JP Investment Grade Bond Fund, Inc. ("JP Fund," or the "Fund") and Oppenheimer Bond Fund, a series of Oppenheimer Variable Account Funds (sometimes referred to herein as the "Oppenheimer Fund").

     In rendering our opinion, we have relied solely on the representations set forth below and on the factual statements, summarized below, contained in the following documents: (a) the Agreement and Plan of Reorganization dated as of October 8, 1996 by and among JP Fund, Oppenheimer Variable Account Funds on behalf of Oppenheimer Fund, Jefferson-Pilot Corporation and OppenheimerFunds, Inc. (the "Plan of Reorganization"); (b) the Acquisition Agreement dated September 24, 1996 by and among Jefferson-Pilot Corporation, JP Investment Management Company, Jefferson-Pilot Life Insurance Company, and OppenheimerFunds, Inc., (the "Acquisition Agreement"), and (c) the Form N-14 Registration Statement of Oppenheimer Variable Account Funds on behalf of the Oppenheimer Fund.

                         Summary of Relevant Facts

     Each of JP Fund and the Oppenheimer Fund (a) is taxable as a corporation for federal income tax purposes; (b) qualified for treatment as a regulated investment company under section 851 for its most recent taxable year and, subject to completion of the proposed transactions, intends to so qualify for all subsequent taxable years; and (c) is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. All of the shares of beneficial interest of the Oppenheimer Fund have the right to vote.

          Contemporaneously with a sale of the assets of the Fund's investment adviser and as set forth in the Plan of Reorganization, the following transaction (the "Reorganization") will occur:
          (a) immediately prior to the close of business of the business day preceding the closing date for the Reorganization (the "Closing Date"), JP Fund will declare and pay to its shareholders one or more dividends or distributions so that it will have distributed all of its ordinary income (as defined in section 4982(e)(1)) and capital gain net income (as defined in section 4982(e)(2)), if any, for all periods on and prior to the Closing Date;
          (b) on the Closing Date, JP Fund will transfer substantially all of its assets to Oppenheimer Fund in exchange for shares of beneficial interest and the assumption of certain specified liabilities. The aggregate number of such shares of beneficial interest to be issued will be equal to the value of the transferred assets (computed using the valuation procedures set forth in the Oppenheimer Fund s then-current prospectus and statement of additional information);
          (c) the only liabilities of the Fund to be assumed by the Oppenheimer Fund will be the obligation, if any, of the Fund to pay the purchase price of portfolio securities the purchases of which have not settled as of the Closing Date. The Fund will retain a cash reserve sufficient to satisfy all of its liabilities not assumed by Oppenheimer Fund in an amount not to exceed 1 percent of the value of net assets or 10 percent of the value of the Fund's gross assets;
          (d) on the Closing Date (or as soon thereafter as is practicable but in any event within one year), the JP Fund will pay all of its liabilities and thereafter liquidate; and
          (e) also on the Closing Date, the JP Fund will distribute the shares received by it in the Reorganization to its shareholders pro rata in proportion to their respective interests as part of the complete liquidation of the Fund described in paragraph (d) above.

          The Jefferson-Pilot Life Insurance Company ("JPLIC") contemplates that, following the Reorganization, it will redeem the shares received by it in the Reorganization that are attributable to its "seed money" investment in the Fund.

          The exchange transaction between the Fund and the Oppenheimer Fund together with the liquidation of the Fund will be effected by the Oppenheimer Fund crediting to each shareholder of JP Fund on the Oppenheimer Fund's share records the appropriate number of shares of beneficial interest, whereupon the shareholder's shares of Fund stock will be canceled. No share certificates for such shares of beneficial interest will be issued to the shareholders of the Fund unless a special request is made therefor. (To the extent necessary, fractional shares of the Oppenheimer Fund will be issued in the Reorganization as an entry on the books of the Oppenheimer Fund.) After the Closing Date, however, it will be necessary for former Fund shareholders to surrender their Fund share certificates in order to redeem, transfer, or pledge the Oppenheimer Fund shares constructively received by them in the Reorganization.

                              Representations

          Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date. (Authorized representatives of the Fund, JPLIC and the Oppenheimer Fund will represent to us that these representations, as well as the facts described elsewhere in this opinion as applicable to such party, are true and correct.)

          (a) The fair market value of the shares of beneficial interest of the Oppenheimer Fund to be received by each shareholder of JP Fund in the liquidation of the Fund will be equal to the fair market value of the stock of JP Fund surrendered in exchange therefor.
          (b) There is no plan or intention by the shareholders of the Fund who own 5 percent or more of the stock of the Fund and, to the best of the knowledge of the management of the Fund, there is no plan or intention on the part of the remaining shareholders of such Fund to sell, exchange, or otherwise dispose of a number of shares of beneficial interest of the Oppenheimer Fund to be received in the Reorganization that would reduce the Fund shareholders' ownership of such shares of beneficial interest to a number of shares having a value, as of the Closing Date, of less than 50 percent of the value of all the formerly outstanding stock of the Fund as of the same date. For purposes of this representation, shares of stock of JP Fund or shares of beneficial interest of Oppenheimer Fund held by shareholders of the Fund otherwise sold, redeemed, or disposed of in connection with the Reorganization will be taken into account, except for shares that are required to be redeemed in the ordinary course of the Fund's or Oppenheimer Fund's business as open-end management investment companies under the 1940 Act (but taking into account any such redemption by a 5 percent shareholder and by JPLIC).
          (c) There will be no Fund shareholders entitled to appraisal rights as a result of the Reorganization, no cash will be paid to the shareholders of JP Fund in lieu of fractional shares of stock, and no cash or property other than stock will be received by or distributed to the shareholders of JP Fund in the transaction, except for the release of any cash reserve, as described above.
          (d) The Oppenheimer Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by JP Fund immediately prior to the Reorganization. For purposes of this representation, amounts paid by JP Fund to effect all dividends, distributions, or redemptions (except for dividends, distributions, and redemptions occurring in the ordinary course of its business as an open-end management investment company) immediately preceding, at the time of, or following the Reorganization, including any amounts paid to JPLIC, will be included as assets of the Fund held immediately prior to the Reorganization.
          (e) Except for redemptions in the ordinary course of its business, the Oppenheimer Fund has no plan or intention to reacquire any of its stock issued in the Reorganization.
          (f) At the time of the Reorganization, the Oppenheimer Fund will have no plan or intention to sell or otherwise dispose of more than 10 percent of the assets of JP Fund to be acquired in the Reorganization, except for dispositions to be made in the ordinary course of business but including any dispositions to fund a redemption by JPLIC.
          (g) The Oppenheimer Fund will assume only the Fund's liability, if any, for the purchase price of portfolio securities purchased which have not been settled; any such liabilities were incurred by JP Fund in the ordinary course of its business and are associated with the assets to be transferred.
          (h) Following the Reorganization, the Oppenheimer Fund will use a significant portion of the assets of JP Fund in a business.
          (i) The Oppenheimer Fund, the JP Fund and the shareholders of the JP Fund will pay their respective transaction expenses, except for expenses which are solely and directly related to the Reorganization which will be paid by their respective investment advisers.
          (j) There is no intercorporate indebtedness between the Oppenheimer Fund and the JP Fund that was issued, acquired, or will be settled at a discount.
          (k) The Oppenheimer Fund does not own, directly or indirectly, nor has it owned during the past five years, any stock of JP Fund.
          (l) The fair market value of the assets of JP Fund to be transferred in the transaction to the Oppenheimer Fund will exceed the sum of the liabilities to be assumed by the Oppenheimer Fund.
          (m) JP Fund is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A).
          (n) Other than as may result from redemption of Fund shares in the ordinary course of its business, there will not be a significant change in the ownership of the Fund prior to the Reorganization.
          (o) The Oppenheimer Fund and the JP Fund have, for all of their taxable periods, elected to be taxed as regulated investment companies as defined in section 851, and after the transaction, Oppenheimer Fund intends to continue to elect to be taxed as a RIC.
          (p)  The Oppenheimer Fund and the JP Fund meet the
               requirements of section 368(a)(2)(F)(ii).
          (q) The sole record shareholder of JP Fund is JPLIC, which holds such shares: (i) in its own capacity, (ii) through a separate account (the "Variable Account") which is registered with the Securities and Exchange Commission as a unit investment trust under the 1940 Act and is also a segregated asset account under the insurance laws of the State of North Carolina, and
               (iii) through a separate account (the "Unregistered Account") which is not registered under the 1940 Act but is a segregated asset account under the insurance laws of the State of North Carolina. Each of the Variable Account and the Unregistered Account is administered and accounted for as part of the general business of JPLIC, but its assets are not chargeable with liabilities arising from the business of any other separate account or any other business that JPLIC may conduct. The Variable Account holds only assets pursuant to variable contracts described in section 817(d) of the Code and meets the diversification requirements of section 817(h) of the Code. The Variable Account and the Unregistered Account are properly taxed as part of JPLIC's operations and are not separate taxable entities for federal income tax purposes.
          (r) The variable annuity contracts issued by JPLIC through the Variable Account and the Unregistered Account will not differ materially as a result of the Reorganization.
                                  Opinion
          Based on our analysis of the Internal Revenue Code of 1986, as amended, the Income Tax Regulations, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the Reorganization:
          1. The Reorganization will constitute a "reorganization" within the meaning of section 368(a)(1)(C), and the Fund and the Oppenheimer Fund will be a "party to a reorganization" within the meaning of section 368(b).
          2. No gain or loss will be recognized by the Fund on the transfer of its assets to the Oppenheimer Fund in exchange solely for the shares of beneficial interest and the Oppenheimer Fund's assumption of certain Fund liabilities (if any) and the subsequent distribution by the Fund of those shares to the shareholders of the Fund. Section 361.
          3. No gain or loss will be recognized by the Oppenheimer Fund on receipt of the assets transferred to it by the Fund in exchange for the shares of Oppenheimer Fund and the assumption of certain of the Fund's liabilities, if any. Section 1032.
          4. The Oppenheimer Fund's basis in the assets received from the Fund will be the same as the Fund's tax basis for the assets immediately before the Reorganization.
               Section 362(b).
          5. The Oppenheimer Fund's holding period for the transferred assets will include the Fund's holding period therefor. Section 1223(2).
          6. No gain or loss will be recognized by the shareholders of the Fund on the exchange of their Fund shares solely for shares of the Oppenheimer Fund. Section 354.

          7. The basis of the Oppenheimer Fund shares to be received by a Fund shareholder in the Reorganization will be the same as the adjusted basis of that shareholder's Fund shares surrendered in exchange therefor. Section 358.
          8. The holding period of the Oppenheimer Fund shares received by a Fund shareholder will include the shareholder's holding period for the Fund shares surrendered in exchange therefor, provided such Fund shares were held as capital assets on the Closing Date.
               Section 1223(1).
          9. The Oppenheimer Fund will succeed to and take into account the items of the Fund described in section 381(c), including any earnings and profits, or deficit therein, of the Fund as of the date of the Closing Date, subject to the conditions and limitations specified in sections 381, 382, 383, and 384.
          10. No gain or loss will be recognized by the owners of variable contracts issued by JPLIC through the Variable Account on the transfer of the Fund's assets to the Oppenheimer Fund in exchange solely for the shares of beneficial interest of Oppenheimer Fund and the Oppenheimer Fund's assumption of certain Fund liabilities (if any) and the subsequent distribution by the Fund of those shares to the Variable Account and the Unregistered Account.

                             *       *       *

          We are furnishing this opinion letter solely for the benefit of JP Investment Grade Bond Fund, Inc., and Oppenheimer Bond
Fund, a series of Oppenheimer Variable Account Funds, and their respective boards of directors, trustees and shareholders, and this letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Internal Revenue Code of 1986, as amended, as in effect as of the date hereof. Our opinion is limited to the federal income tax consequences of the Reorganization; and we express no opinion regarding any state, local, foreign or other tax or nontax consequences. Absent your written request, we will revise or update this letter to reflect subsequent changes in law only through the Closing Date.

                              Sincerely yours,
                              SUTHERLAND, ASBILL & BRENNAN, L.L.P.

                              By: /s/ James L. Dahlberg

                                    James L. Dahlberg



                              By:  /s/ Lori E. Harwell
                                    Lori E. Harwell